Exhibit 5

[Kilpatrick Stockton LLP Letterhead]

August 11, 2008

Krispy Kreme Doughnuts, Inc.
370 Knollwood Street, Suite 500
Winston-Salem, NC  27103

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion regarding the legality of 4,296,523 shares of your common stock, no par value (together with the attached preferred stock purchase rights, the “Shares”), to be issued by you pursuant to a registration statement on Form S-3 (the “Registration Statement”) being filed by you with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Shares are to be issued by you upon the exercise of warrants issued pursuant to a warrant agreement between you and American Stock Transfer & Trust Company, dated as of March 2, 2007 (the “Warrant Agreement”).

As to matters of fact material to this opinion letter, we have examined and relied upon originals or copies certified to our satisfaction of such corporate records, certificates of corporate officers and certificates of public officials (and have conducted such investigation) as we have deemed relevant and necessary for purposes of the opinion expressed below.

Based on the foregoing, it is our opinion that the Shares, when issued in the manner and for the consideration contemplated in the Warrant Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of our firm’s name under the caption “Legal Matters” in the Registration Statement and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,
KILPATRICK STOCKTON LLP By: /s/ Jeffrey T. Skinner Jeffrey T. Skinner, a Partner